Exhibit 10.03

SEVERANCE AGREEMENT AMENDMENT

This Amendment (this “Amendment”) is entered into as of the Effective Date by and between Alberto-Culver Company, a Delaware corporation (the “Company”), and Carol Bernick (the “Executive”) and shall be deemed to be effective on the date the last party signs this Amendment (the “Effective Date”).

WHEREAS, the Company and the Executive have entered into the Severance Agreement dated as of December 1, 1996, as amended as of May 28, 1999 (the “Severance Agreement”), pursuant to which the Executive would be entitled to payments and benefits in the event that the Executive’s employment were terminated under the circumstances set forth in the Severance Agreement following, among other things, the approval by the stockholders of the Company of a transaction that constitutes a Change in Control (as defined in the Severance Agreement);

WHEREAS, the Company and Regis Corporation, a Minnesota corporation (“Regis”), may enter into a transaction whereby Regis or a subsidiary of Regis would be merged with Sally Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“SHI” and such transaction, the “Transaction”);

WHEREAS, the Company intends to treat the Transaction as though it constitutes a Change in Control for the purposes of, and as such term is defined under, the Employee Stock Option Plan of 2003, Employee Stock Option Plan of 1988, 2003 Restricted Stock Plan and 1994 Restricted Stock Plan and accordingly accelerate the vesting of all options to purchase, and restricted shares of, common stock of the Company issued under such plans, including those held by the Executive;

WHEREAS, in respect of the Company’s Management Incentive Plan and the 1994 Shareholder Value Incentive Plan (the “SVIP”), the Company intends to treat the Transaction as though it constitutes a Change in Control (as such term is defined therein) for the participants in such plans, including the Executive; and

WHEREAS, the Company and the Executive desire to enter into this Amendment pursuant to which the Company and the Executive agree to amend the Severance Agreement upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and in order to induce the Company to enter into the Transaction, the Company and the Executive hereby agree as follows:

1. No Deemed Change in Control. The Company and the Executive acknowledge that the Transaction is currently contemplated to take the following form: the shares of SHI owned by the Company would be distributed to the Company’s stockholders pursuant to a tax-free spin-off of SHI and, immediately thereafter, SHI would be merged with Regis or a subsidiary of Regis and those SHI shares would be converted into shares of common stock of Regis. As a result of the Transaction under such form, SHI would become a wholly owned subsidiary of Regis. In order to resolve all issues that could arise with respect to the Severance Agreement by reason of the Transaction, the Executive, on behalf of the Executive and any person claiming through the Executive, and the Company hereby agree that the Transaction, however effected, including any actions taken in respect thereof or in connection therewith, shall not be deemed to constitute a Change in Control for purposes of the Severance Agreement. This Amendment shall not apply or extend to any right the Executive may in the future have to any payments or benefits pursuant to the Severance Agreement by reason of the occurrence of a Change in Control unrelated to the Transaction with Regis and its affiliates.

2. Effective Date; Termination of Agreement. This Amendment shall be effective on the Effective Date. This Amendment shall terminate and be of no further force or effect, except in respect of Section 6 hereto, if and only if (a) the principal agreements related to the Transaction are not signed by the Company and Regis on or prior to March 31, 2006, or (b) such principal agreements are terminated prior to the consummation of the Transaction.

3. Scope of Agreement. Nothing in this Amendment shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries.

4. Counterparts. This Amendment may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

5. Miscellaneous. Capitalized terms not defined herein shall have the meanings assigned to them in the Severance Agreement. This Amendment and the Severance Agreement constitute the entire understanding and agreement between the Company and the Executive with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings between the Executive and the Company with respect to such subject matter. The Severance Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

6. Addition of Provision Relating to Certain Taxation Matters. The following provision shall be added as new Section 3(e) of the Severance Agreement:

(e) Application of Section 409A. Notwithstanding the foregoing, if the Company, or in the event that the Company no longer exists, the Successor Company, or the Executive reasonably and in good faith determines that payment of any amount pursuant to this Agreement at the time provided for such payment would cause any amount so payable to be subject to Section 409A(a)(1) of the Code, then such amount shall instead be paid at the earliest time at which it may be paid without causing this Agreement to be subject to Section 409A(a)(1) and all of the provisions of this Agreement shall be interpreted in a manner consistent with this Section 3(e). The Company, or in the event that the Company no longer exists, the Successor Company, shall have the right to make such amendments, if any, to this Agreement as shall be necessary to avoid the application of Section 409A(a)(1) of the Code to the payments of amounts pursuant to this Agreement, and shall give prompt notice of any such amendment to the Executive. If the Company or in the event that the Company no longer exists, the Successor Company, defers payments to the Executive pursuant to this Section 3(e), then such company shall provide Executive with prompt written notice thereof, including reasonable explanation and the estimated date on which it has determined it is permitted to make the payments deferred under this Section 3(e). In any event, the payments will not take longer than 190 days from the Date of Termination, provided however that benefits provided under Section 3(c) shall extend beyond this period pursuant to the terms of such benefits. Provided further that to the extent it is determined that Section 409A would apply to such benefits if provided immediately after the Date of Termination, such benefit shall commence as soon as possible without being subject to 409A.

For purposes of this Section 3(e), (i) the term Agreement shall be deemed to refer to this Agreement and any amendments thereto, (ii) the term “Successor Company” shall mean, in the event of any reorganization, merger, consolidation or any sale or other disposition of assets that results in a Change in Control, (A) the surviving or resulting Person or the Person acquiring the assets of the Company, and (B) the Affiliates of such Person, (iii) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 of the Securities Exchange Act of 1934 and (iv) the term “Person” shall mean any individual, entity or group, including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer of the Company and the Executive has executed this Amendment as of the dates set forth below.

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Its:	Senior Vice President and General Counsel

Date:	January 10, 2006

Carol Bernick

/s/ Carol Bernick

Date:	January 10, 2006

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